Exhibit 99.2

SPARK I ACQUISITION CORPORATION

COMPENSATION COMMITTEE CHARTER

(Adopted on December 16, 2021)

The Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Spark I Acquisition Corporation (the “Company”) shall be appointed by the Board to perform the duties and responsibilities set forth in this charter.

A.	Purpose

The purposes of the Committee shall be to:

1.      oversee the Company’s compensation policies, plans, benefits programs, and overall compensation philosophy;

2.     assist the Board in discharging its responsibilities relating to (a) overseeing compensation of the Company’s Chief Executive Officer (“CEO”) and other individuals who are “officers” as defined in Rule 16a-1(f) (all such officers, the “Executive Officers”) under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), and (b) evaluating and recommending the Executive Officer compensation plans, policies and programs of the Company;

3.      administer the Company’s incentive compensation plans, equity compensation plans, and such other plans as designated from time to time by the Board; and

4.      prepare the report of the Committee required by the rules and regulations of the Securities and Exchange Commission (the “SEC”).

The Committee shall seek to structure the Company’s compensation plans, policies and programs in order to attract and retain the best available personnel for positions of substantial responsibility with the Company, provide incentives for such persons to perform to the best of their abilities for the Company, maintain appropriate levels of risk and reward and promote the success of the Company’s business.

B.	Composition

1.      Membership. The Committee shall consist of at least two members of the Board. The members of the Committee shall be appointed by the Board upon the recommendation of the Nominating and Corporate Governance Committee and shall serve until the earlier of their resignation or removal by the Board in its discretion.

2.      Qualifications. The members of the Committee must satisfy the following qualifications; provided, however, that the Company may avail itself of any phase-in rules applicable to newly-listed companies:

a.	each member of the Committee shall meet the independence standards established by the securities exchange on which the Company’s securities are listed and the SEC, as determined by the Board after consideration of all factors determined to be relevant under the rules and regulations of the securities exchange on which the Company’s securities are listed and the SEC;

b.	unless determined otherwise by the Board, each member of the Committee must be a “non-employee director” as defined in Rule 16b-3 promulgated under Section 16 of the Securities Exchange Act of 1934, as amended; and

c.	any other criteria required by applicable law or the rules and regulations of the SEC, the securities exchange on which the Company’s securities are listed and such other qualifications as may be established by the Board from time to time.

3.      Chairperson. The Board may designate a chairperson of the Committee (the “Chairperson”). The Chairperson of the Committee (or, in the Chairperson’s absence, a member designated by the Chairperson or the Committee) shall preside at each meeting of the Committee, set the agendas for the Committee meetings and report regularly to the Board regarding the Committee’s activities. In the absence of that designation, the Committee may designate a Chairperson by majority vote of the Committee members, provided that the Board may replace any Chairperson designated by the Committee at any time.

C.	Responsibilities

The following are the principal recurring responsibilities of the Committee. The Committee may perform other functions that are consistent with its purpose and applicable law, rules and regulations and as the Board or Committee deem appropriate. In carrying out its responsibilities, the Committee believes its policies and procedures should remain flexible, in order to best react to changing conditions and circumstances.

1.     Executive Compensation. The Committee shall have direct responsibility to:

a.	review and approve annually the corporate goals and objectives applicable to the compensation of the CEO, evaluate at least annually the CEO’s performance in light thereof, and consider factors related to the performance of the Company in approving the compensation level of the CEO;

b.	review at least annually and approve or recommend for approval to the Board members other than the CEO, the CEO’s (i) base salary, (ii) incentive bonus, including the specific goals and amount, (iii) equity compensation, (iv) any employment agreement, severance arrangement, transition or consulting agreement, retirement agreement or change of control protections and (v) any other benefits, compensation or similar arrangements, if any (including, without limitation, perquisites and any other form of compensation such as a signing bonus or payment of relocation costs), including any amendments to or terminations of any of the foregoing;

c.	in consultation with the CEO, review at least annually and approve or recommend for approval to the Board members other than the CEO items (i) through (v) for the other Executive Officers, including any prospective or former Executive Officers, including any amendments to or terminations of any of the foregoing; and

d.	review and approve, as well as approve amendments to or terminations of, any compensatory contracts or similar transactions or arrangements with such other employees as the Committee determines, including employment agreements, severance arrangements, transition or consulting agreements, retirement agreements and change-in-control agreements or provisions.

2.      Review, Approve, and Administer Employee Compensation Plans. The Committee shall review, approve and administer, including the termination of, the Company’s employee benefit and equity incentive plans. In its administration of the plans, the Committee may (a) grant stock options, restricted stock units, stock purchase rights or other equity-based or equity-linked awards to individuals eligible for such grants (including grants to individuals subject to Section 16 of the Exchange Act in compliance with Rule 16b-3 promulgated thereunder) in accordance with procedures and guidelines as may be established by the Board and (b) amend such stock options, restricted stock units, stock purchase rights or other equity-based or equity-linked awards. The Committee may also adopt, amend and terminate such plans, including approving changes in the number of shares reserved for issuance thereunder, subject to obtaining any required stockholder approval.

3.     Stockholder Matters. As applicable, the Committee shall advise the Board on management proposals to stockholders on executive compensation matters, including advisory votes on executive compensation and the frequency of such votes, and proposals received from stockholders on executive compensation matters, and in conjunction with the Nominating and Corporate Governance Committee, the Committee shall oversee management’s engagement with stockholders and proxy advisory firms on executive compensation matters. The Committee shall review the results of such votes and consider any implications in connection with the Committee’s ongoing determinations and recommendations regarding the Company’s executive compensation policies and practice.

4.     Oversee Compensation Plans and Programs. The Committee shall establish, and periodically review, the Company’s employee compensation plans. The Committee shall oversee the development and implementation of the Company’s compensation plans, to ensure that these plans are consistent with this general compensation strategy. In connection with this responsibility, the Committee shall:

a.	periodically review and approve new executive compensation programs and total compensation levels;

b.	periodically review the operations of the Company’s executive compensation programs to determine whether they are properly coordinated and achieving their intended purpose(s);

c.	establish and periodically review policies for the administration of executive compensation programs; and

d.	periodically review the impact of tax and accounting rules changes.

5.     Evaluate Compensation Risk. The Committee shall, at least annually, review and discuss the Company’s compensation policies and practices with management to:

a.	determine whether the policies and practices encourage excessive risk-taking;

b.	review the relationship between risk management policies and compensation; and

c.	evaluate compensation policies and practices that could mitigate any such risk.

In addition, the Committee shall periodically discuss with the Board and/or the Nominating and Corporate Governance Committee corporate succession plans for Executive Officers and other key employees of the Company.

6.     Clawback and Recoupment. If and as the Committee determines to be necessary or appropriate, or as required by applicable law, the Committee shall approve, or recommend to the Board for approval, the creation or revision of any clawback policy allowing the Company to recoup compensation paid to employees.

7.     Board Compensation. The Committee shall at least annually review and determine the form and amount of compensation to be paid for service on the Board and Board committees and for service as a chairperson of a Board committee.

8.     Compliance. In consultation with management, the Committee shall oversee regulatory compliance with respect to compensation matters affecting the Company. The Committee shall (a) review and discuss with management the Company’s Compensation Discussion and Analysis (“CD&A”) and related executive compensation information, recommend that the CD&A and related compensation information be included in the Company’s annual report on Form 10-K and in its proxy statement, and (b) produce the compensation committee report on executive officer compensation included in the Company’s proxy statement or annual report on Form 10-K, each to the extent required of the Company.

9.     Advisors. The Committee is authorized, in its sole discretion, to retain or obtain the advice of compensation consultants, independent legal counsel and other advisors. The Committee shall be directly responsible for the appointment, compensation and oversight of the work of any compensation consultant, independent legal counsel and other advisor retained by the Committee. Such responsibility includes the sole authority to retain or terminate, and to determine the terms of engagement and the extent of funding necessary for payment of reasonable compensation to, compensation consultants, independent legal counsel and other advisors retained by the Committee. The Company shall provide appropriate funding for the payment of compensation to its compensation consultants, outside legal counsel and other advisors retained by the Committee.

Prior to selecting and receiving advice from compensation consultants, outside legal counsel and other advisors (other than the Company’s in-house legal counsel), the Committee shall take into consideration the independence factors set forth in the applicable rules of the SEC and the listing standards of the securities exchange on which the Company’s securities are listed.

The Committee may retain, or receive advice from, any compensation advisor it prefers, including advisors that are not independent, after considering the requisite independence factors. Notwithstanding the foregoing, the Committee is not required to assess the independence of any compensation consultant or other advisor that acts in a role limited to consulting on any broad-based plan that does not discriminate in scope, terms or operation in favor of Executive Officers or directors and that is generally available to all salaried employees or providing information that is not customized for a particular company or that is customized based on parameters that are not developed by the consultant or advisor, and about which the consultant or advisor does not provide advice.

The Committee shall evaluate whether any compensation consultant retained or to be retained by it has any conflict of interest in accordance with Item 407(e)(3)(iii) of Regulation S-K.

10.     Committee Evaluation. The Committee shall conduct and present to the Board an annual self-performance evaluation of the Committee.

11.     Charter. The Committee shall review at least annually the adequacy of this charter and recommend any proposed changes to the Board for approval. The Company shall make a copy of this charter publicly available on its website and shall disclose how to access the Committee’s charter in its proxy statement.

D.	General

1.     The Committee shall meet at such times as the Committee shall determine. The Committee may meet in person or by telephone or video conference.

2.     Minutes are kept of each meeting of the Committee, and the Committee must regularly provide reports of its actions to the Board.

3.     The Committee may delegate its authority when it deems it appropriate and in the best interests of the Company and when such delegation would not violate applicable law, regulation or the securities exchange on which the Company’s securities are listed or SEC requirements.

4.     The Committee has the authority to establish its own rules and procedures for notice and conduct of its meetings so long as they are not inconsistent with any provisions of the Company’s bylaws that are applicable to the Committee. The Committee may establish its own meeting schedules, which it shall provide to the Board.

5.     The Committee may invite to its meetings other Board members, Company management and such other persons as the Committee deems appropriate in order to carry out its responsibilities. No Executive Officer may be present during portions of any meeting during which his or her performance and compensation are being deliberated and determined.

6.     Members of the Committee can receive such fees, if any, for their service as Committee members as may be determined by the Board or a duly authorized Board committee, as applicable. Members of the Committee may not receive any compensation from the Company except the fees that they receive for service as a member of the Board or any committee thereof.

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